Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Levi Strauss & Co. of our report dated February 5, 2019, except for the effects of disclosing earnings per share discussed in Note 18, as to which the date is February 13, 2019, and except for the effects of the stock split discussed in Note 1, as to which the date is March 5, 2019 relating to the financial statements and financial statement schedule of Levi Strauss & Co., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 11, 2019